***THIS DOCUMENT IS A COPY OF THE FORM 15 FILED ON SEPTEMBER 18, 2001 PURSUANT
                 TO RULE 201 TEMPORARY HARDSHIP EXEMPTION.***




                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 000-23547
                                         ---------

                          E.Com International, Inc.
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            (Exact name of registrant as specified in its charter)


  10260 SW Greenburg Road, Suite 400, Portland, Oregon 97223, (503) 452-6982
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Common stock, no par value, warrants to purchase common stock, units consisting of common stock and warrants, warrants to purchase such units
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     /X/
     Rule 12g-4(a)(1)(ii)   /X/        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or
notice date:        200
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, E.Com International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  July 24, 2001                 By:    /s/  William F. Stephens
        -----------------                    -------------------------------
                                      Name:       William F. Stephens
                                      Title:      President